Exhibit 10.1

February 2, 2026
Mr. Robert A. Iger
Chief Executive Officer
The Walt Disney Company
500 S. Buena Vista Avenue
Burbank, CA 91521

Third Amendment to Employment Agreement
dated as of November 20, 2022

This letter amends your Employment Agreement with The Walt Disney Company (the “Company”), dated November 20, 2022 (as amended, the “Agreement”), to provide that, from and after March 18, 2026, you shall continue to serve as a member of the Board (subject to election by the shareholders at the Company’s 2026 annual meeting of shareholders) and as an employee of the Company with the title of Senior Advisor. As Senior Advisor, you shall report directly and exclusively to the Board. As Senior Advisor, you will have such authority, duties and responsibilities commensurate with your position and experience as the Board, after consultation with you, may assign to you from time to time. Your service as Senior Advisor and member of the Board shall terminate on December 31, 2026.

Except as specified above, the Agreement shall otherwise continue in accordance with its terms and, in the event of any conflict between the terms contained herein and the Agreement, the terms contained herein shall govern. Defined terms used, but not defined, in this letter have the meanings ascribed thereto in the Agreement.

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If you agree that the foregoing sets forth our full understanding regarding the amendment of the Agreement, please so indicate in the space provided below and return an executed copy hereof to us at your earliest convenience.

THE WALT DISNEY COMPANY

By:	/s/ Sonia Coleman
Sonia Coleman
Senior Executive Vice President and
Chief People Officer

AGREED AND ACCEPTED

/s/ Robert A. Iger
Robert A. Iger

Dated: February 2, 2026